Exhibit 10.26

EMPLOYMENT AGREEMENT AMENDMENT

This Amendment (“Amendment”) to the Employment Agreement (defined below) is effective March 15, 2013 and is entered into between Limited Brands, Inc. and Bath & Body Works Brand Management, Inc. (the “Company”) and Nicholas Coe (the “Executive”) and shall for all purposes constitute and be deemed an amendment to the Employment Agreement entered into as of June 9, 2011, by and between Bath & Body Works Brand Management, Inc. and the Executive (the “Employment Agreement”). The Employment Agreement, as modified by this Amendment, shall govern the terms and conditions of Executive's employment relationship with the Company.

WHEREAS, nothing in this Amendment shall cancel or modify any previous grant of stock options or restricted stock which was previously granted to the Executive or any rights to repurchase shares represented by such grants;

WHEREAS, the Executive and the Company desire to cause the Employment Agreement to be amended as provided herein; and

NOW, THEREFORE, in consideration of the foregoing and the respective agreements of the parties contained herein, the parties agree to amend the Executive's Employment Agreement as follows:

1.	Section 10 is amended in its entirety as follows:
Compensation Upon Certain Terminations
(a)     If during the term of the Agreement, whether or not following a Change in Control (as defined in the Plan), the Executive's employment is terminated by the Company for Cause or by reason of the Executive's death, or if the Executive gives the Company a written Notice of Termination other than one for Good Reason, the Company's sole obligations hereunder shall be to pay the Executive the following amounts earned hereunder but not paid as of the Termination Date: (i) Base Salary, (ii) reimbursement for any and all monies advanced or expenses incurred pursuant to Section 7(b) through the Termination Date, and (iii) any earned compensation which the Executive had previously deferred until termination of employment or which, by operation of the applicable plan and/or deferral election, would cause distribution to occur upon termination of employment (including any interest earned or credited thereon) (collectively, “Accrued Compensation”). The Executive's entitlement to any other benefits shall be determined in accordance with the Company's employee benefit plans then in effect.

(b)    If the Executive's employment is terminated by the Company other than for Cause or by the Executive for Good Reason, in each case other than during the 24-month period immediately following a Change in Control, the Company's sole obligations hereunder shall be as follows:

(i)the Company shall pay the Executive the Accrued Compensation;

(ii)    the Company shall continue to pay the Executive his Base Salary for a period of one (1) year following the Termination Date (“Separation Pay”) in accordance with Section 10(h);

(iii)    in consideration of the Executive signing a general release in a form acceptable to the Company (the “General Release”), the Company shall (A) pay the Executive in accordance with Section 10(h) any incentive compensation under the plan described in Section 6 that the Executive would have received if he had remained employed with the Company for a period of one (1) year after the Termination Date (“Incentive Pay”); and (B) pay the Executive his Base Salary for one additional year after payments have ended under Section 10(b)(ii) in accordance with Section 10(h) (“Additional Separation Pay”); provided, however that the Executive's failure to sign, or revocation of such, General Release shall render this Section 10(b)(iii) null and void.

(c)    If the Executive's employment is terminated by the Company by reason of the Executive's Disability, the Company's sole obligations hereunder shall be as follows:

(i)the Company shall pay the Executive the Accrued Compensation; and

(ii)    the Executive shall be entitled to receive disability benefits available under the Company's Executive Long Term Disability Plan.

(d)    For up to eighteen (18) months during the period the Executive is receiving Separation Pay or Additional Separation Pay pursuant to Section 10(b), the Company shall, at its expense, provide to the Executive and the Executive's beneficiaries medical and dental benefits substantially similar in the aggregate to the those provided to the Executive immediately prior to the date of the Executive's termination of employment; provided, however, that the Company's obligation to provide such benefits shall cease after eighteen (18) months or the Executive's first day of employment, whichever is earlier.

(e)    In the event Executive becomes entitled to any payments under Section 10(f), the Company will have no obligation to make any payments set forth in Sections 10(b) or (c) or provide the benefits set forth in Section 10(d).

(f)    If the Executive's employment is terminated by the Company other than for Cause or by the Executive for Good Reason, in each case during the 24 consecutive month period immediately following a Change in Control, the Company's sole obligations hereunder subject to the Executive's execution of a General Release, provided, however that the Executive's failure to sign, or revocation of such, General Release shall render this Section 10(f) null and void, shall be as follows:

(i)the Company shall pay the Executive the Accrued Compensation;

(ii)    the Company shall pay an amount equal to two times the Executive's Base Salary in accordance with Section 10(h) (the “Severance Amount”);

(iii)    the Company shall pay the Executive in accordance with Section 10(h) an amount equal to the sum of the last four (4) bonus payments the Executive received under the Company's incentive compensation plan described in Section 6 and a pro-rata amount for the season in which the Executive's employment is terminated based on the average of the prior four (4) bonus payments and the number of days the Executive is employed during such season (the “Bonus Amount”); and

(iv)    the Company shall reimburse the Executive for all documented legal fees and expenses reasonably incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Section 10(f) or Section 10(g).

(g)    Except as provided in Section 10(d), the Executive shall not be required to mitigate the amount of any payment provided for in this Section 10 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 10 be reduced by any compensation earned by the Executive as the result of employment by another employer.

(h)     For purposes of this Section 10, subject to Section 12, payment of Separation Pay, Additional Separation Pay, the Severance Amount and/or Bonus Amount shall commence within sixty (60) days after the Executive's Termination Date; provided that the Executive has delivered an executed copy of the General Release to the Company as may be required by Section 10(b) or 10(f) and the seven (7) day period during which the Executive may revoke the General Release has expired; and provided further that if such sixty (60) day period begins in one (1) calendar year and ends in a second calendar year, payment shall always begin in the second calendar year. Such Separation Pay and Additional Separation Pay shall be paid in equal consecutive bi-weekly payments, less applicable withholdings, through the Company's normal payroll process. The Severance Amount and the Bonus Amount shall be paid in equal consecutive bi-weekly payments, less applicable withholdings, through the Company's normal payroll process, during the two (2) year period following the Executive's Termination Date. Notwithstanding the foregoing and subject to Section 12, payment of Incentive Pay shall be paid as follows: (i) for the applicable Spring Season, in a lump sum cash payment, less applicable withholdings, between September 1 and September 15 of the same calendar year in which the Spring Season ends; and (ii) for the applicable Fall Season, in a lump sum cash payment, less applicable withholdings, between March 1 and March 15 of the same calendar year in which the Fall Season ends.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

LIMITED BRANDS, INC.
BATH & BODY WORKS BRAND MANAGEMENT, INC.

By:	/s/ LESLIE H. WEXNER
Name: Leslie H. Wexner
Title: Chairman

/s/ NICHOLAS COE
Nicholas Coe